Exhibit 99.1

Ekso Bionics Reports Third Quarter 2018 Results

RICHMOND, Calif., November 7, 2018 -- Ekso Bionics Holdings, Inc. (NASDAQ: EKSO), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended September 30, 2018.

Recent Highlights and Accomplishments

•	Achieved revenues of $2.6 million for the quarter ended September 30, 2018, a 60% increase over the same quarter of 2017.
•	Gross margin expanded to approximately 42% in the third quarter of 2018 from 34% in the same period of 2017.
•	Cash utilization decreased to $4.9 million in the third quarter of 2018 from $6.7 million in the second quarter of 2018.

“With robust quarterly year-over-year revenue growth we have already exceeded total 2017 revenue year-to-date, reflecting strong adoption and demand trends for our EksoGT™ rehabilitation units,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “The strong and growing enthusiasm for EksoGT in the rehabilitation market reflects our efforts to highlight the clinical and economic benefits that this innovative technology provides. Going forward, we are well-positioned to build on our sales pipeline by targeting key decision-makers and educating them on the EksoGT value proposition. Continued focus on executing our sales strategies and improving our margins will support our efforts to create value for customers, patients and shareholders.”

Third Quarter 2018 Financial Results

Revenue was $2.6 million for the quarter ended September 30, 2018, compared to $1.6 million for the quarter ended September 30, 2017. Revenues in the third quarter of 2018 included approximately $1.7 million in medical device revenue, compared to $1.3 million in the same period in 2017, and $0.8 million in industrial sales, compared to $0.3 million in the same period in 2017. The company shipped 16 EksoGT systems in the third quarter of 2018, including 6 rental units. This brings total placements to over 335 units, of which 33 are rentals. Third quarter shipments for 2018 represent a 45% increase over the same period in 2017.

Gross profit for the quarter ended September 30, 2018 was $1.1 million, compared to $0.5 million in the quarter ended September 30, 2017, representing a gross margin of approximately 42%. This compares to a gross margin for the same period last year of 34%. The increase was driven by expanding gross margins in EksoGT sales and rentals, as well as refinements to the company’s service business.

Sales and marketing expenses for the quarter ended September 30, 2018 were $3.1 million, compared to $3.2 million for the quarter ended September 30, 2017, a decrease of $0.1 million. This decrease was primarily due to a decrease in advertising and trade show activities.

Research and development expenses for the quarter ended September 30, 2018 were $1.3 million, compared to $2.0 million for the quarter ended September 30, 2017, a decrease of $0.7 million. This decrease was primarily due to decreased employment costs from lower headcount in the EksoWorks business unit.

General and administrative expenses for the quarter ended September 30, 2018 were $2.8 million, compared to $2.4 million for the quarter ended September 30, 2017, an increase of $0.4 million. This increase was primarily due to severance expense and stock-based compensation expense, which were partially offset by a decrease in expenses associated with business development-related activities in China.

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Net loss applicable to common stockholders for the quarter ended September 30, 2018 was $7.0 million, or $0.11 per basic and diluted share, compared to $6.3 million, or $0.18 per basic and diluted share, for the quarter ended September 30, 2017.

Nine months ended September 30, 2018

Revenue for the nine months ended September 30, 2018 was $8.0 million, a 64% increase compared to $4.9 million for the same period in the prior year. Revenue in the first nine months of 2018 includes approximately $6.3 million in medical device revenue and $1.7 million in industrial sales.

The company did not have substantial engineering services revenue for the nine months ended September 30, 2018 or the nine months ended September 30, 2017.

Gross profit for the nine months ended September 30, 2018 was approximately $2.8 million, representing a gross margin of approximately 35%. This compares to gross profit of $1.3 million for the same period last year, representing a gross margin of 26%. The increase was primarily due to the continued focus on optimizing average sales price and reducing costs through operational efficiencies.

Sales and marketing expenses were $10.9 million for the nine months ended September 30, 2018, compared to $9.6 million for the same period in the prior year, an increase of $1.3 million. The increase was primarily due to an increase in clinical research activity and one-time severance costs related to restructuring of the company’s marketing organization.

Research and development expenses were $4.5 million for the nine months ended September 30, 2018, compared to $7.5 million in the same period in 2017, a decrease of $3.0 million. This decrease was primarily due to lower employment costs as a result of the company-wide reduction in workforce in May 2017.

General and administrative expenses were $9.4 million for the nine months ended September 30, 2018, compared to $7.4 million in the same period in 2017. The increase was primarily due to one-time expenses related to the departures of the former Chief Executive Officer and Chief Financial Officer as well as other nonrecurring expenses. Excluding these one-time expenses, general and administrative expenses were $7.2 million for the first nine months of 2018.

Net loss applicable to common shareholders for the nine months ended September 30, 2018 was $22.9 million, or $0.38 per basic and diluted share, compared to $20.1 million, or $0.73 per basic and diluted share, for the nine months ended September 30, 2017.

Cash on hand at September 30, 2018 was $13.0 million, compared to $27.8 million at December 31, 2017. For the nine months ended September 30, 2018, the company used $17.0 million of cash in operations, compared to $25.6 million for the nine months ended September 30, 2017. Cash utilization in the first three quarters of 2018 continues to decrease on a sequential basis from $7.2 million in the first quarter to $6.7 million in the second quarter and to $4.9 million in the third quarter.

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Conference Call

Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers, using Conference ID: 13581989. The webcast will also be available on the company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans to build on the company’s sales pipeline by targeting key decision-makers and the company’s efforts to create value for customers, patients and shareholders , (ii) the benefits of the company’s products, (iii) the Company's future financial performance, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three and nine months ended September 30, 2018, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for such period that are required to be included therein, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing organization or partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com or refer to our Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

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Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com

Media Contact:

Glenn Silver

646-871-8485

gsilver@lazarpartners.com

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	September 30,	December 31,
	2018	2017
Assets	(unaudited)
Current assets:
Cash	$12,995	$27,813
Accounts receivable, net	2,988	2,760
Inventories, net	3,361	3,025
Prepaid expenses and other current assets	509	1,339
Total current assets	19,853	34,937
Property and equipment, net	2,170	2,249
Intangible assets, net	90	491
Goodwill	189	189
Other assets	121	122
Total assets	$22,423	$37,988
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	3,438	2,420
Accrued liabilities	3,469	3,503
Deferred revenues, current	945	1,103
Note payable, current	2,333	2,139
Total current liabilities	10,185	9,165
Deferred revenue	1,535	816
Note payable, net	3,199	4,830
Warrant liability	1,810	1,648
Contingent liabilities	80	81
Other non-current liabilities	27	57
Total liabilities	16,836	16,597
Stockholders' equity:
Common stock	63	60
Additional paid-in capital	172,721	165,825
Accumulated other comprehensive loss	(183)	(340)
Accumulated deficit	(167,014)	(144,154)
Total stockholders' equity	5,587	21,391
Total liabilities and stockholders' equity	$22,423	$37,988

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenue:
Device and related	$2,533	$1,587	$8,008	$4,862
Engineering services	17	10	28	38
Total revenue	2,550	1,597	8,036	4,900

Cost of revenue:
Device and related	1,445	1,045	5,182	3,593
Engineering services	22	8	35	15
Total cost of revenue	1,467	1,053	5,217	3,608

Gross profit	1,083	544	2,819	1,292

Operating expenses:
Sales and marketing	3,106	3,226	10,892	9,563
Research and development	1,282	1,986	4,479	7,491
General and administrative	2,785	2,414	9,350	7,430
Restructuring	-	-	-	665
Change in fair value, contingent consideration	4	(16)	(11)	(191)
Total operating expenses	7,177	7,610	24,710	24,958

Loss from operations	(6,094)	(7,066)	(21,891)	(23,666)

Other income (expense), net:
Interest expense	(145)	(165)	(469)	(482)
Gain (loss) on warrant liability	(681)	1,814	(162)	4,851
Loss on repurchase of warrants	-	(1,067)	-	(1,067)
Other income, net	(63)	149	(338)	220
Total other income (expense), net	(889)	731	(969)	3,522

Net loss	$(6,983)	$(6,335)	$(22,860)	$(20,144)

Basic and diluted net loss per share	$(0.11)	$(0.18)	$(0.38)	$(0.73)

Weighted average number of shares of common
stock, basic and diluted	61,042	34,720	60,601	27,425

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